EXHIBIT 10.3

Amendment No. 1

Pfizer 2004 Stock Plan

As Amended and Restated
(through February 23, 2012)

* * *

(Deletions crossed out)

1.Section 10(d) of the Pfizer 2004 Stock Plan shall be deleted in its entirety:

Section 162(m) Deferrals. Except for Other Stock Unit Awards which are subject to the satisfaction of performance goals, any outstanding Other Stock Unit Awards that are scheduled to be settled or otherwise paid to a Participant during a taxable year in which such Participant is, or is likely to be, a Covered Employee, shall automatically be deferred into the Pfizer Inc Deferred Compensation Plan, as Amended and Restated, effective January 1, 2008, in accordance with the terms of such plan and in compliance with the applicable provisions of Section 409A until the earlier of (i) the first day of the Participant’s first taxable year in which the Company reasonably anticipates that if the payment is made during such year, the deduction of such payment by the Company will not be barred by the application of Code Section 162(m), or the Participant’s Separation from Service. Notwithstanding the foregoing, any such payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee).

2.Nothing in this amendment shall be deemed to modify or affect (i) Awards that are grandfathered, or any grandfathered amounts, for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), or (ii) grandfathered benefits or amounts under Section 409A of the Code.

3.To the extent required by the preamble to the 2019 Proposed Regulations under Section 162(m) of the Code (REG-122180-18, 84 Fed. Reg. 70356, 70369 (Dec. 20, 2019)), the Company shall cause the payment of previously deferred amounts that would have been required to be paid prior to December 31, 2020 to be made no later than December 31, 2020.